Exhibit 10.14

December 12, 2013

Dear Todd,

On behalf of Mobile Iron, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer. Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new full-time position with the Company are as set forth below:

1. Position.

(a) Your position will be Chief Financial Officer, working out of the Company’s headquarters office. This is a full-time position. You will report to the Chief Executive Officer. Your initial responsibilities will include but not be limited to (i) leading and executing the business strategy and financial strategy in conjunction with the Chief Executive Officer, (ii) being responsible for all financial planning, execution, and operations of the Company, (iii) raising capital from and managing relationships with the private and public markets, (iv) leading the management team in establishing and operationalizing business metrics across the Company to enable the executive team to deliver on Company goals, (v) leading and driving key business decisions and execution across the organization, (vi) building a world-class financial and operational team, and (vii) assuming a leadership position in the Company and exercising business judgment on the executive team for the Company.

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange. The Company acknowledges that you serve on the Audit Committee of Performant Financial Corporation and that you will continue to do so as long as it does not present any conflict of interest for the Company or interfere with your ability to perform your duties and obligations to the Company.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on or before 12/13/2013.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation. You will be paid at the rate of USD $21,875/Mo. (which is equivalent to USD $262,500/Yr. on an annualized basis), less payroll deductions and withholdings (the “Base Salary”), payable pursuant to the Company’s regular payroll practices You will be eligible to earn On-Target Earnings on an annualized basis for 2014 in the amount of $350,000.00, which includes the Base Salary and an incentive bonus of $87,500.00 (which is equal to 25% of your On-Target Earnings). Incentive bonus will be based upon written objectives that are a combination of company objectives and individual objectives. The mechanics of incentive bonus plan and payment schedule specifics will evolve to be consistent with the executive compensation plan for the Company.

5. Stock Option Grant. In connection with the commencement of your employment and subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 1,097,020 shares (“Option Shares”) of Common Stock of the Company. The Option Shares will have an exercise price equal to the fair market value on the date of the grant. The Option Shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month, until either your Option Shares are fully vested or your employment ends, whichever occurs first. The option will be subject to the terms of the Company’s Stock Plan and the Stock Option Agreement between you and the Company.

6. Benefits.

(a) Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(b) Vacation; Sick Leave. You will be entitled to paid time off according to the Company’s standard policies.

6. Severance Benefit. In no way limiting the Company’s policy of employment at-will (as described below), if within the first twelve (12) months of your employment and prior to the occurrence of a Change of Control your employment is terminated by the Company other than for Cause, and other than as a result of your death or disability, or your employment terminates as a result of a Constructive Termination, subject to your obligations set forth in Section 7 below, the vesting of the Option Shares will accelerate such that as of your termination date the Option Shares will be vested at the rate of 1/48 of the total number of the Option Shares for each full month of your employment after the Vesting Commencement Date through your termination date (the “Cliff Waiver”).

7. Obligations. The Change of Control Acceleration and the Cliff Waiver described above are conditional upon (a) your compliance with your continuing obligations to the Company under your signed Confidential Information and Invention Assignment Agreement and otherwise (including the return of any Company property); (b) your resignation from all positions you hold with the Company; and (c) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your termination date.

8. Confidential Information and Invention Assignment Agreement/ Employee Handbook. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date. As a Company employee, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company’s Employee Handbook.

9. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice.

10. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

11. Background check. This offer is contingent upon a background check clearance.

12. Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company with respect to your employment and supersedes all prior agreements and promises made to you by anyone, whether oral or written. This letter (and your employment at will status) may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your work location, compensation, benefits, job title and duties, and reporting relationships. This letter will be governed by the laws of the State of California without regard to its conflict of laws provision.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before 12/13/2013.

Very Truly Yours,

Mobile Iron, Inc.

/s/ Bob Tinker
Signature

Bob Tinker – Chief Executive Officer
Printed Name and Title

December 12, 2013
Date

ACCEPTED AND AGREED;

/s/ Todd Ford
Employee Signature

12/12/13
Date

12/13/13
Start Date

Attachment A:

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by Mobile Iron, Inc., a Delaware corporation (the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon (i) any rights I may have to continue in the employ of, or (ii) the duration of my employment relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. At-Will Relationship. I understand and acknowledge that the Relationship is and shall continue to be at-will, meaning that either I or the Company may terminate the Relationship at any time and for any reason, with or without cause or advance notice.

3. Confidential Information.

(a) Company Information. I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing information, licenses, financial information, budgets, information regarding the skills and compensation of the Company’s employees, contractors, and any other service providers of the Company or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement with any former employer or other party, including any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of the Relationship, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

4. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of the Relationship, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Relationship (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary, unless regulated otherwise by the mandatory law of the state of California. Any assignment of Inventions (and all intellectual property rights with respect thereto) hereunder includes an assignment of all moral rights. To the extent such moral rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where moral rights exist, I hereby unconditionally and irrevocably waive the enforcement of such moral rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any moral rights in any Inventions (and any intellectual property rights with respect thereto).

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 5.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordation’s, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Companydo not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

(f) Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

5. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement,

6. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

7. Solicitation of Employees, Consultants and Other Parties. I agree that during the Relationship and for a period of twenty-four (24) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during the Relationship and at any time following termination of the Relationship for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

8. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:	EMPLOYEE:

Bob Tinker – Chief Executive Officer	Todd Ford
Printed Name and Title	Printed Name and Title

/s/ Bob Tinker	/s/ Todd Ford
Signature	Signature

December 12, 2013	12/12/13
Date	Date

415 East Middlefield Road
Mountain View, CA 94043
Address

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

X	No inventions or improvements
Additional Sheets Attached

Signature of Employee/Consultant:	/s/ Todd Ford
Print Name of Employee/Consultant:	Todd R. Ford

Date:	12/12/13

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Mobile Iron, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:	DO NOT DATE

DO NOT SIGN
(Employee’s Signature)

DO NOT SIGN
(Type/Print Employee’s Name)

Re:	Offer Letter Addendum

Dear Todd,

Subject to the approval of the Company’s Board of Directors, this letter (hereafter “Amendment”) serves as an amendment to your offer letter dated December 12, 2013 with Mobile Iron, Inc. (the “Company”).

1.	Section 5 shall be amended to include the following paragraph at the end:

Change of Control Double Trigger. Notwithstanding the provisions of the immediately preceding paragraphs, in the event that you are an employee of the Company immediately prior to the closing of a Change of Control (as defined below) and if, within eighteen (18) months following such a Change of Control (a) there is a Constructive Termination (as defined below) or (b) your employment is terminated other than for Cause (as defined below), the vesting of one hundred (100%) of the then unvested shares underlying all of your then outstanding options (including any unvested shares as a result of the early exercise of such options) will be accelerated as of the date of such termination or Constructive Termination. As a condition to your receipt of such vesting acceleration, you are required to comply with your continuing obligations (including the return of any Company property) and resign from all positions you hold with the Company. In addition, as a condition of receiving the vesting acceleration under this Section 5(b), you will be required to execute, and allow to become effective, a standard form release agreement releasing any claims you may have against the Company (the “Release”) not later than fifty (50) days following your employment termination in the form provided by the Company. Unless the Release is timely executed by you, is delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not receive any of the vesting acceleration provided for under this letter. In no event will vesting acceleration be provided to you until the Release becomes effective.

2.	Section 12 below shall be added to Offer Letter:

12.	Definitions.

(a) Cause. For the purposes of this letter, “Cause” shall mean: any of the following: (A) gross dereliction of your duties or your repeated failure to perform one or more of your essential duties or responsibilities to the Company, (B) willful and gross misconduct which results in material injury to the Company, (C) willful and material violation of laws applicable to the Company which result in material injury to the Company, (D) embezzlement or theft of Company property, (E) material violation of the Confidentiality Agreement which result in material injury to the Company, (F) conviction of any felony, or (G) shutdown of the Company.

(b) Constructive Termination. For the purposes of this letter, “Constructive Termination” means your resignation of your employment with the Company within sixty (60) days following the occurrence of any of the following without your written consent: (A) a reduction in your annual base compensation by more than 20% (except for a reduction in a similar percent applicable to all other members of the Company’s senior management team) or (B) the requirement that you relocate more than 50 miles from the then-current Company headquarters; provided however, that to resign due to Constructive Termination, you must (1) provide written notice to the CEO within 15 days after the first occurrence of the event setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonable cured within such period, your resignation from all positions you then hold with the Company is effective not later than 15 days after the expiration of the cure period.

(c) Change of Control means the occurrence of any of the following events:

(i) The closing of a sale of all or substantially all of the assets of the Company; or

(ii) The closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) Completion of a tender or exchange offer or other transaction or series of transactions (other than a financing transaction or financing transactions with venture capital films primarily for the purpose of raising operating capital) resulting in less than a majority of the outstanding voting shares of the surviving corporation being held, immediately after such transaction or series of transactions, by the holders of the voting shares of the Company outstanding immediately prior to such transaction or series of transactions.

3.	The above provision regarding 100% double trigger acceleration will apply to all options and shares that you hold. You acknowledge and agree that you have received all the Option Shares contemplated under Section 5 of the Offer Letter and the Company does not owe you any additional options or shares of stock pursuant to the Offer Letter or otherwise. All other terms in the Offer Letter remain in effect, except as modified in this letter. For avoidance of doubt, your employment remains terminable at will by either you or the Company, with or without Cause or advance notice. The Confidential Information and Invention Assignment Agreement between you and the Company will continue to remain in force. The Offer Letter, as amended by this letter, together with your Confidential Information and Invention Assignment Agreement, your Supplemental Confidentiality Agreement and your stock option grant documents, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company (except for changes reserved to the Company’s discretion herein).

We are all delighted to be able to offer you this additional accelerated vesting benefit. To indicate your acceptance of this addendum to your Offer Letter, please sign and date this letter in the space provided below and return it to me.

Sincerely,

/s/ Bob Tinker

Bob Tinker

Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Signature:	/s/ Todd Ford

Print Name:	Todd R. Ford

Title:	CFO